Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Carrie Gillard
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER NET REVENUES GROWTH OF 22%;
REITERATES FULL YEAR NET REVENUES OUTLOOK OF $4.925 BILLION

•	Third Quarter Net Revenues Increased 22% to $1.47 Billion

•	Reiterates 2016 Net Revenues Outlook of Approximately $4.925 Billion (+24%)

•	Reiterates 2016 Operating Income Outlook of $440 Million to $445 Million (+8%-+9%)

Baltimore, MD (October 25, 2016) - Under Armour, Inc. (NYSE: UA, UA.C) today announced financial results for the third quarter ended September 30, 2016. Net revenues increased 22% in the third quarter of 2016 to $1.47 billion compared with net revenues of $1.20 billion in the prior year's period. On a currency neutral basis, net revenues increased 23% compared with the prior year's period. Operating income increased 16% in the third quarter of 2016 to $199 million compared with $171 million in the prior year's period. Net income increased 28% in the third quarter of 2016 to $128 million compared with $100 million in the prior year's period and diluted earnings per share for the third quarter of 2016 were $0.29 compared with $0.23 in the prior year's period.

During the third quarter, wholesale net revenues grew 19% year-over-year to $1.01 billion compared to $850 million in the prior year's period, while Direct-to-Consumer net revenues grew 29% year-over-year to $408 million compared to $316 million in the prior year's period. North America net revenues for the third quarter grew 16% year-over-year. International net revenues, which represented 15% of total net revenues for the third quarter, grew 74% year-over-year, or 80% on a currency neutral basis.

Within product categories, apparel net revenues increased 18% to $1.02 billion compared with $866 million in the same period of the prior year, led by growth in men's training, women's training, golf and team sports. Footwear net revenues increased 42% to $279 million from $196 million in the prior year's period, driven by strong growth in running and basketball. Accessories net revenues increased 18% to $122 million from $104 million in the prior year's period, driven primarily by growth in bags and headwear.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "Under Armour is a growth company and our ambitions for the Brand have never been higher. This marks our 26th consecutive quarter of 20+% revenue growth demonstrating the strength of the Under Armour Brand. From the Olympic Games in Rio to the launch of Under Armour Sportswear at New York Fashion Week, the Under Armour Brand continues to extend its reach to new consumers while remaining authentic and rooted in sport. In the third quarter, our key strategies and investments to diversify our portfolio on a global scale were evident across categories, channels, and geographies. In running, we experienced strong global demand for our Slingride and Bandit 2 footwear styles, showcasing the continued expansion of our premium $100+ footwear offerings. Within direct-to-consumer we launched three new e-commerce sites, bringing our total to 30 global sites, as we focus on expanding brand experience and premium offerings for consumers wherever they shop. And finally, we hosted our second tour through Asia with Stephen Curry, where the Brand continues to resonate and drive incredible momentum in new markets."

Gross margin for the third quarter of 2016 was 47.5% compared with 48.8% in the prior year's period, primarily reflecting negative impacts from the timing of liquidation, increased promotions, and foreign exchange rates, partially offset by continued product cost margin improvements. Selling, general and administrative expenses grew 20% to $499 million compared with $416 million in the prior year's period primarily driven by investments in Direct-to-Consumer and overall headcount to support the Company's strategic initiatives.

Balance Sheet Highlights
Cash and cash equivalents was $180 million at September 30, 2016 compared with $159 million at September 30, 2015. Inventory at September 30, 2016 increased 12% to $971 million compared with $867 million at September 30, 2015. Total debt increased 19% to $1.07 billion at September 30, 2016 compared with $902 million at September 30, 2015.

Updated Outlook
Based on current visibility, the Company continues to expect 2016 net revenues of approximately $4.925 billion, representing growth of 24% over 2015, and 2016 operating income of $440 million to $445 million, representing growth of 8% to 9% over 2015. Below the operating line, the Company expects interest expense of approximately $30 million, an effective full year tax rate of approximately 35.5%, and fully diluted weighted average shares outstanding of approximately 446 million.

The Company will provide an update on its longer-term guidance on the third quarter earnings conference call.

Mr. Plank concluded, "Over the past twenty years we have established ourselves as a premium global brand with a track record of strong financial results. Looking back over the past nine months, it has never been more evident that we are at a pivotal moment in time, where the investments we are making today will fuel our growth and drive our industry leadership position for years to come. As a growth company with an expanding global footprint and businesses like footwear and women's each approaching a billion dollars this year, we have never been more focused on the long-term success of our Brand."

Conference Call and Webcast
The Company will provide additional commentary regarding its third quarter as well as its updated 2016 and longer-term outlook during its earnings conference call today, October 25, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this press release refers to certain “currency neutral” financial information, which is a non-GAAP financial measure.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for this reconciliation.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management believes this information is useful to investors to facilitate a comparison of the Company's results of operations period-over-period.  This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels.  The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal.  The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter Ended and Nine Months Ended September 30, 2016 and 2015
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended September 30,				Nine Months Ended September 30,
	2016	% of Net Revenues	2015	% of Net Revenues	2016	% of Net Revenues	2015	% of Net Revenues
Net revenues	$1,471,573	100.0%	$1,204,109	100.0%	$3,520,058	100.0%	$2,792,627	100.0%
Cost of goods sold	772,949	52.5%	616,949	51.2%	1,863,151	52.9%	1,448,750	51.9%
Gross profit	698,624	47.5%	587,160	48.8%	1,656,907	47.1%	1,343,877	48.1%
Selling, general and administrative expenses	499,314	34.0%	415,763	34.6%	1,403,336	39.9%	1,112,912	39.8%
Income from operations	199,310	13.5%	171,397	14.2%	253,571	7.2%	230,965	8.3%
Interest expense, net	(8,189)	(0.5)%	(4,100)	(0.3)%	(18,476)	(0.6)%	(10,572)	(0.4)%
Other expense, net	(772)	(0.1)%	(3,239)	(0.3)%	(1,025)	—%	(5,038)	(0.2)%
Income before income taxes	190,349	12.9%	164,058	13.6%	234,070	6.6%	215,355	7.7%
Provision for income taxes	62,124	4.2%	63,581	5.3%	80,322	2.2%	88,384	3.2%
Net income	$128,225	8.7%	$100,477	8.3%	$153,748	4.4%	$126,971	4.5%
Adjustment payment to Class C capital stockholders	—		—		59,000		—
Net income available to all stockholders	128,225		100,477		94,748		126,971

Basic net income per share of Class A and B common stock	$0.29		$0.23		$0.22		$0.29
Basic net income per share of Class C common stock	$0.29		$0.23		$0.49		$0.29
Diluted net income per share of Class A and B common stock	$0.29		$0.23		$0.21		$0.29
Diluted net income per share of Class C common stock	$0.29		$0.23		$0.48		$0.29

Weighted average common shares outstanding Class A and B common stock
Basic	218,074		215,743		217,535		215,347
Diluted	222,115		221,053		221,709		220,708

Weighted average common shares outstanding Class C common stock
Basic	219,756		215,743		218,147		215,347
Diluted	223,738		221,053		222,301		220,708

Under Armour, Inc.
For the Quarter Ended and Nine Months Ended September 30, 2016 and 2015
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Apparel	$1,021,185	$865,514	18.0%	$2,300,596	$1,936,221	18.8%
Footwear	278,891	196,279	42.1%	785,843	510,864	53.8%
Accessories	121,832	103,564	17.6%	302,266	249,755	21.0%
Total net sales	1,421,908	1,165,357	22.0%	3,388,705	2,696,840	25.7%
Licensing revenues	29,484	24,313	21.3%	69,923	59,355	17.8%
Connected Fitness	20,181	14,439	39.8%	62,180	36,432	70.7%
Intersegment eliminations	—	—	—%	(750)	—	(100.0)%
Total net revenues	$1,471,573	$1,204,109	22.2%	$3,520,058	$2,792,627	26.0%
NET REVENUES BY SEGMENT

	Quarter Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
North America	$1,225,188	$1,059,440	15.6%	$2,932,915	$2,440,728	20.2%
International	226,204	130,230	73.7%	525,714	315,467	66.6%
Connected Fitness	20,181	14,439	39.8%	62,179	36,432	70.7%
Intersegment eliminations	—	—	—%	(750)	—	(100.0)%
Total net revenues	$1,471,573	$1,204,109	22.2%	$3,520,058	$2,792,627	26.0%
OPERATING INCOME (LOSS) BY SEGMENT

	Quarter Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
North America	$182,840	$181,822	0.6%	$251,084	$272,543	(7.9)%
International	24,984	6,180	304.3%	34,996	6,126	471.3%
Connected Fitness	(8,514)	(16,605)	48.7%	(32,509)	(47,704)	31.9%
Income from operations	$199,310	$171,397	16.3%	$253,571	$230,965	9.8%

Under Armour, Inc.
As of September 30, 2016, December 31, 2015 and September 30, 2015
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/16	As of 12/31/15	As of 9/30/15
Assets
Cash and cash equivalents	$179,954	$129,852	$159,398
Accounts receivable, net	713,731	433,638	551,188
Inventories	970,621	783,031	867,082
Prepaid expenses and other current assets	162,255	152,242	134,751
Deferred income taxes	—	—	60,692
Total current assets	2,026,561	1,498,763	1,773,111
Property and equipment, net	751,286	538,531	478,418
Goodwill	576,903	585,181	591,872
Intangible assets, net	68,248	75,686	79,692
Deferred income taxes	155,592	92,157	42,866
Other long term assets	106,747	75,652	66,404
Total assets	$3,685,337	$2,865,970	$3,032,363
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$250,000	$—	$300,000
Accounts payable	254,222	200,460	274,285
Accrued expenses	238,284	192,935	188,266
Current maturities of long term debt	27,000	42,000	42,124
Other current liabilities	81,898	43,415	43,929
Total current liabilities	851,404	478,810	848,604
Long term debt, net of current maturities	796,768	624,070	559,411
Other long term liabilities	114,011	94,868	89,094
Total liabilities	1,762,183	1,197,748	1,497,109
Total stockholders’ equity	1,923,154	1,668,222	1,535,254
Total liabilities and stockholders’ equity	$3,685,337	$2,865,970	$3,032,363

Under Armour, Inc.
For the Nine Months Ended September 30, 2016 and 2015
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income	$153,748	$126,971
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	105,382	72,211
Unrealized foreign currency exchange rate (gains) losses	(4,846)	24,677
Loss on disposal of property and equipment	504	434
Stock-based compensation	43,445	44,800
Deferred income taxes	(61,561)	(15,266)
Changes in reserves and allowances	70,565	19,577
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(342,342)	(288,687)
Inventories	(186,472)	(357,874)
Prepaid expenses and other assets	(9,232)	(52,629)
Other noncurrent assets	(10,470)	—
Accounts payable	68,093	58,155
Accrued expenses and other liabilities	43,945	44,863
Income taxes payable and receivable	35,079	9,320
Net cash used in operating activities	(94,162)	(313,448)
Cash flows from investing activities
Purchases of property and equipment	(251,378)	(226,733)
Purchases of property and equipment from related parties	(70,288)	—
Purchase of businesses, net of cash acquired	—	(539,460)
Purchases of available-for-sale securities	(24,230)	(80,272)
Sales of available-for-sale securities	30,712	68,314
Purchases of other assets	(858)	(2,670)
Net cash used in investing activities	(316,042)	(780,821)
Cash flows from financing activities
Proceeds from long term debt and revolving credit facility	1,302,537	650,000
Payments on long term debt and revolving credit facility	(889,000)	(29,527)
Excess tax benefits from stock-based compensation arrangements	44,444	40,768
Proceeds from exercise of stock options and other stock issuances	13,022	7,527
Payments of debt financing costs	(5,250)	(947)
Cash dividends paid	(2,927)	—
Contingent consideration payments for acquisitions	(2,424)	—
Net cash provided by financing activities	460,402	667,821
Effect of exchange rate changes on cash and cash equivalents	(96)	(7,329)
Net increase (decrease) in cash and cash equivalents	50,102	(433,777)
Cash and cash equivalents
Beginning of period	129,852	593,175
End of period	$179,954	$159,398

Under Armour, Inc.
For the Quarter Ended September 30, 2016 and 2015
(Unaudited)
The table below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

Quarter Ended September 30,
Total Net Revenue	2016
Net revenue growth - GAAP	22.2%
Foreign exchange impact	0.7%
Currency neutral net revenue growth - Non-GAAP	22.9%

North America
Net revenue growth - GAAP	15.6%
Foreign exchange impact	0.1%
Currency neutral net revenue growth - Non-GAAP	15.7%

International
Net revenue growth - GAAP	73.7%
Foreign exchange impact	6.1%
Currency neutral net revenue growth - Non-GAAP	79.8%

Connected Fitness
Net revenue growth - GAAP	39.8%
Foreign exchange impact	—%
Currency neutral net revenue growth - Non-GAAP	39.8%
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of September 30,
	2016	2015
Factory House	145	137
Brand House	17	10
North America total doors	162	147

Factory House	32	7
Brand House	31	19
International total doors	63	26

Factory House	177	144
Brand House	48	29
Total doors	225	173